Exhibit 99.1

Misonix Contact:	Investor Relations Contact:
Richard Zaremba	Cameron Associates, Inc.
631-694-9555	212-245-4577
invest@misonix.com	Kevin@cameronassoc.com
MISONIX ANNOUNCES CHANGE IN DISTRIBUTION OF SONASTAR®
SURGICAL ASPIRATION SYSTEM IN THE U.S.
FARMINGDALE, NY — October 12, 2010 — Misonix, Inc. (NASDAQ: MSON), a developer of state of the art, ultrasonic medical device technology, which worldwide is used for acute health conditions, has announced a definitive agreement to end its non-exclusive distribution arrangement in the United States with Aesculap, Inc. for the SonaStar® Surgical Aspiration System.
As a result, Misonix will assume exclusive responsibility for the marketing, sales, distribution and service of the SonaStar effective October 18, 2010, utilizing its previously established 75 person sales and service organization, which began direct to hospital marketing of the SonaStar late last year.
The SonaStar is used by Neuro and General Surgeons for quick and efficient removal of both hard and soft tumors while sparing most vessels. In addition, OsteoSculpt™ bone sculpting technology can be employed with the SonaStar to safely remove osseous structures, thus providing access to the surgical site.
“We are very excited about bringing all domestic sales of SonaStar under our focused sales organization,” said Michael A. McManus, Jr., President and Chief Executive Officer of Misonix. “Over time, we expect to gain significant margin improvement and sales growth by enabling our proprietary sales organization to sell another one of our key products exclusively under the Misonix label.”
About Misonix:
Misonix, Inc. designs, develops, manufactures and markets therapeutic ultrasonic medical devices and laboratory equipment. Misonix’s therapeutic ultrasonic platform is the basis for several innovative medical technologies. Addressing a combined market estimated to be in excess of $3 billion annually; Misonix’s proprietary ultrasonic medical devices are used for wound debridement, cosmetic surgery, neurosurgery, laparoscopic surgery, and other surgical and medical applications. Additional information is available on the Company’s Web site at www.misonix.com.
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With the exception of historical information contained in this press release, content herein may contain “forward looking statements” that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include general economic conditions, delays and risks associated with the performance of contracts, risks associated with international sales and currency fluctuations, uncertainties as a result of research and development, acceptable results from clinical studies, including publication of results and patient/procedure data with varying levels of statistical relevancy, risks involved in introducing and marketing new products, potential acquisitions, consumer and industry acceptance, litigation and/or court proceedings, including the timing and monetary requirements of such activities, the timing of finding strategic partners and implementing such relationships, regulatory risks including approval of pending and/or contemplated 510(k) filings, the ability to achieve and maintain profitability in the Company’s business lines, and other factors discussed in the Company’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any obligation to update its forward-looking relationships.